Exhibit 8

ESL Partners, L.P.

June 2, 2010

Edward S. Lampert

200 Greenwich Avenue

Greenwich, CT 06830

Re:       Lock-Up Agreement

This letter agreement (this “Agreement”) sets out terms and conditions upon which the securities, cash and cash equivalents set forth on the books and records of ESL Partners, L.P. (“ESL Partners”) shall be distributed by ESL Partners to the undersigned no later than July 30, 2010 (any such date of distribution, the “Distribution Date”).  The undersigned hereby agrees that, for so long as the undersigned, directly or indirectly, holds the Lock-Up Securities (the “Lockup Period”), the undersigned will not, directly or indirectly, pledge, offer or contract to sell, sell, or otherwise dispose of or transfer any Lock-Up Securities (“Dispose”, and “Disposition” shall have a correlative meaning) or use Cash except pursuant to the terms of this Agreement.

Section 1.                Additional Definitions.

 “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Cash”  shall mean the amount of cash and cash equivalents distributed by ESL Partners to the undersigned on the Distribution Date, as reduced by the expenditure of such cash and cash equivalents pursuant to this Agreement.

“Lock-Up Issuer” shall mean a Person that has issued any Lock-Up Securities.

“Lock-Up Securities” shall mean the securities distributed by ESL Partners to the undersigned on the Distribution Date, together with any additional securities purchased by the undersigned with Cash pursuant to this Agreement.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Purchase” shall mean to offer or contract to purchase, purchase or otherwise acquire for value.

Section 2.                Equal Treatment Upon Purchase or Disposition.

(i)                 In the event that ESL Partners desires to effect any Disposition of Lock-Up Securities to, or Purchase of additional securities from, a Lock-Up Issuer or any other third party, as applicable, (excluding, for the avoidance of doubt, any Affiliate of ESL Partners) in any transaction (a “Disposition/Purchase Transaction”), ESL Partners shall give prior written notice to the undersigned.

(ii)               In any Disposition/Purchase Transaction, subject to the provisions of Section 2(iii), the undersigned and ESL Partners shall Dispose of their respective proportionate share of Lock-Up Securities, or use their respective proportionate share of Cash to Purchase additional securities, including securities of a Lock-Up Issuer, on substantially the same terms and conditions (but in any event at the same price per share and form of consideration), subject to legal, tax, accounting or regulatory considerations; provided that (i) any differences in economic terms and conditions or timing of Disposition/Purchase Transaction resulting from such considerations shall not have an adverse affect on ESL Partners and (ii) prior notice of the Disposition/Purchase Transaction shall be given to the limited partners of ESL Partners to the extent that any Disposition/Purchase Transaction will not be completed by the undersigned at the same time and upon the same terms due to legal, tax, accounting or regulatory consideration, as such transaction is completed by ESL Partners.

(iii)             For the avoidance of doubt, and subject to applicable securities laws and regulations, the undersigned may Dispose of any Lock-Up Securities or use Cash in the same manner and on the same terms and conditions to which the undersigned would have been entitled had the Lock-Up Securities or Cash, as applicable, been held directly or indirectly by the undersigned through ESL Partners and then had been distributed, directly or indirectly, to the undersigned pursuant to the terms of the Sixth Amended and Restated Limited Partnership Agreement of ESL Partners, as amended from time to time (the “Partnership Agreement”) (but, for purposes of this Section 2(iii), not incorporating the terms of Amendment No. 4 to the Partnership Agreement), including, without limitation, any required notices thereunder.

Section 3.                No Dispositions or Purchases.  Except as set forth in Section 2(iii), without the prior written consent of ESL Partners, the undersigned shall not make any Disposition of Lock-Up Securities or use Cash to make any Purchase, whether directly or indirectly.  Any Disposition or Purchase, or attempted Disposition or Purchase, in breach of this Agreement shall be void ab initio and of no effect.

Section 4.                Use of Cash.  Pursuant to the terms of Section 2(ii) and Section 3, and except as set forth in Section 2(iii), the undersigned shall use the Cash received on the Distribution Date to invest in additional securities, including securities of the Lock-Up Issuer, as ESL Partners buys additional securities or, at the discretion of the General Partner of ESL Partners, shall use the Cash to reinvest such proceeds into ESL Partners in the event that any limited partner of ESL Partners seeks to redeem or transfer its limited partnership interests in ESL Partners.  Notwithstanding the foregoing, the undersigned may use Cash to pay taxes, if any, resulting from the distribution of Lock-Up Securities and Cash to the undersigned.  Any use of Cash in breach of this Agreement shall be void ab initio and of no effect.

Section 5.                Amendment.  This Agreement may be amended, modified, supplemented or waived from time to time by an instrument in writing signed by the parties hereto.  The limited partners of ESL Partners shall receive notice of any amendment to this Agreement.

Section 6.                Effective Date.  This Agreement shall be effective as of the Distribution Date.

Very truly yours,

Signature: /s/ Edward S. Lampert

Print Name:  Edward S. Lampert

Date:  June 2, 2010

Received and Acknowledged By:

ESL Partners, L.P.

By:    RBS Partners, L.P.,

         its General Partner

By:    ESL Investments, Inc.

         its General Partner

By:  /s/ Adrian J. Maizey______________

         Adrian J. Maizey, Chief Financial Officer

[Signature Page to Lock-Up Agreement ]